Execution Version

EXCHANGE PARTICIPATION AGREEMENT

This Exchange Participation Agreement, dated as of April 7, 2017 (this “Agreement”), is by and among Emergent Capital, Inc., a Florida corporation (“Emergent”), and the holders of Senior Notes (as such term is defined below) party to this Agreement (the “Consenting Senior Note Holders”). Capitalized terms used but not defined herein shall have the meanings specified in the Indenture (defined below).

WHEREAS, as of the date hereof, each Consenting Senior Note Holder is the registered owner of certain 15.0% Senior Secured Notes due 2018 of Emergent (the “Senior Notes”) issued pursuant to that certain Indenture dated as of March 11, 2016 (as supplemented, amended and amended and restated from time to time, the “Indenture”);

WHEREAS, Emergent has entered into certain Master Transaction Agreements, dated as of March 15, 2017 and as amended to date and from time to time (the “Master Transaction Agreements”) by and between Emergent, PJC Investments, LLC, a Texas limited liability company (“PJC”), and certain Consenting Convertible Note Holders party to such Master Transaction Agreements, which provide for, among other things, a recapitalization of Emergent pursuant to a series of related transactions, including a New Senior Note Indenture, New Senior Notes, a Senior Note Exchange Offer, and a Senior Note Purchase Agreement (collectively, the “Transaction”);

WHEREAS, as a condition to the consummation of the Transaction, holders of more than 98% of the aggregate outstanding principal amount of Senior Notes (the “Senior Note Holders”) must validly exchange all of the Senior Notes they hold pursuant to the exchange offer (the “Senior Note Exchange Offer”) offered to each Senior Note Holder to exchange its Senior Notes for Emergent’s 8.5% Senior Notes due 2021 (the “New Senior Notes”) issued under the indenture governing the New Senior Notes (the “New Senior Notes Indenture”);

WHEREAS, as a condition to the consummation of the Transaction, PJC or its designee (the “Investor”) and the Senior Note Holders who accept and exchange all of their Senior Notes in the Senior Note Exchange Offer must enter into a Senior Note purchase agreement, pursuant to which PJC or the Investor will purchase 100% of the aggregate principal amount of the New Senior Notes that are to be issued to such Senior Note Holders at a price equal to the face amount of each New Senior Note purchased (the “Note Purchase Transaction”);

WHEREAS, under the terms of the Indenture, the Transaction would trigger a change of control redemption and require Emergent to redeem the Senior Notes at a price equal to 107.5% of the face amount of the Senior Notes plus all accrued and unpaid interest; and

WHEREAS, provided the exchange of Senior Notes for New Senior Notes and sale of such New Senior Notes to PJC or the Investor occur simultaneously and the Consenting Senior Note Holders receive the Sale Price, and subject to the other terms and conditions set forth below, the Consenting Senior Note Holders are willing to accept the other payments set forth in this Agreement from Emergent in lieu of the payment that would have been due under the terms of the Indenture as a result of a change of control.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

Article 1
1.01 Tender of Senior Notes. Subject to and conditioned upon the closing of the Transaction contemplated under the Master Transaction Agreements (the “Transaction Closing”), the Parties hereto agree that on or before the date that is five (5) business days after the date Emergent launches the Senior Note Exchange Offer, each Consenting Senior Note Holder shall tender, in accordance with and subject to the terms and conditions of the Senior Note Exchange Offer which terms will include, among other things, entering into, concurrent with the tender, a Senior Note purchase agreement with PJC or the Investor to sell 100% of the aggregate principal amount of the New Senior Notes that are to be issued to such Consenting Senior Note Holder at a price equal to 100% of the face amount of each New Senior Note purchased (the “Sale Price”), all of the Senior Notes it holds into the Senior Note Exchange Offer in exchange for New Senior Notes to be governed by the New Senior Note Indenture (the “Senior Notes Exchange”). At the Transaction Closing including the closing under the Senior Note purchase agreement (the “Closing Date”), to consummate the Transaction and compensate the Consenting Senior Note Holders for amounts they would have received under the Indenture as a result of the Transaction, Emergent agrees to pay to each Consenting Senior Note Holder 5.0% of the face amount of the Senior Notes held by such Consenting Senior Note Holder plus all accrued but unpaid interest under such Senior Notes through the Closing Date (collectively, the “Sale Participation Fee,” and together with the transactions contemplated under the Agreement, Senior Note Exchange Offer, New Senior Note Indenture, Note Purchase Transaction, and the Sale Price, the “Senior Note Transactions”). Emergent shall not be obligated to pay the Sale Participation Fee unless and until all of the conditions to the effectiveness thereof set forth herein and/or in other Senior Note Transactions have been satisfied or will be satisfied or waived by the applicable parties; provided that the effectiveness of the Senior Notes Exchange shall be subject to the receipt by such Consenting Senior Note Holder on the Closing Date of the Sale Price and Sale Participation Fee due to such Consenting Senior Note Holder in accordance with the terms hereof, as well as the payment of all amounts due pursuant to Section 3.05. Notwithstanding anything contained herein to the contrary, if each Consenting Senior Note Holder does not receive the Sale Price and Sale Participation Fee due to such Consenting Senior Note Holder in accordance with the terms hereof on or before the Closing Date, the Senior Notes Exchange shall be null and void and without effect and the Consenting Senior Note Holders shall retain full ownership of the Senior Notes. Notwithstanding anything contained herein to the contrary, any document to which a Consenting Senior Note Holder is to become a party in connection with the Senior Note Transactions shall be in a form and substance reasonably satisfactory to such Consenting Senior Note Holder.

1.02 Transferability of the Senior Notes. Each Consenting Senior Note Holder agrees that, during the Pre-Closing Period, it shall not, directly or indirectly, sell, assign, loan, issue, pledge,

hypothecate, convey or otherwise transfer or dispose of or grant, issue, or sell any option, right to acquire, voting, participation, or other interest in (each, a “Transfer”) any of the Senior Notes set forth opposite such Consenting Senior Note Holder’s name on Schedule 2.01(b), and any purported Transfer of any Senior Notes that results in the aggregate principal amount of Senior Notes held by such Consenting Senior Note Holder being less than the aggregate principal amount of Senior Notes set forth opposite such Consenting Senior Note Holder’s name on Schedule 2.01(b) shall be null and void and without effect, unless the transferee thereof (the “Transferee”) either (i) is a Consenting Senior Note Holder at the time of such Transfer, or (ii) prior to the effectiveness of such Transfer, agrees in writing, for the benefit of and in a manner satisfactory to Emergent, to become bound by all of the terms of this Agreement applicable to a Consenting Senior Note Holder (including with respect to any and all Senior Notes it already may own or control prior to such Transfer) by executing a joinder agreement in form and substance satisfactory to Emergent (a “Joinder Agreement”), and delivering an executed copy thereof to counsel to Emergent, in which event (x) the Transferee shall be deemed to be a Consenting Senior Note Holder hereunder with respect to all Senior Notes held by such Transferee and (y) the transferor Consenting Senior Note Holder shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement solely to the extent of such transferred Senior Notes. Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 1.02 shall not apply to the grant of any liens or encumbrances on any Senior Notes in favor of a bank or broker-dealer holding custody of such Senior Notes in the ordinary course of business, which do not adversely affect such Consenting Senior Note Holder’s obligations under this Agreement, and which lien or encumbrance is released upon the Transfer of such Senior Notes. Any Transfer that does not comply with the foregoing shall be deemed void ab initio and Emergent shall have the right to enforce the voiding of such Transfer.

1.03 Sale of Senior Notes in Lieu of Exchange. Notwithstanding anything in this Agreement to the contrary, Emergent may elect not to launch the Senior Note Exchange Offer. If Emergent elects not to launch the Senior Note Exchange Offer, (i) each Consenting Senior Note Holder agrees to enter into a Senior Note purchase agreement with PJC or the Investor to sell at the Transaction Closing 100% of the Senior Notes it holds at a price equal to the face amount of such Senior Notes in lieu of participating in the Senior Note Exchange Offer and (ii) at the Closing Date, Emergent agrees to pay the Sale Participation Fee to the Consenting Senior Note Holders; provided, that each Consenting Senior Note Holder shall retain full ownership of the Senior Notes until such Consenting Senior Note Holder receives the Sale Price and Sale Participation Fee due to such Consenting Senior Note Holder in accordance with the terms hereof on or before the Closing Date.

Article 2

2.01    Representations and Warranties of the Consenting Senior Note Holder. Each
Consenting Senior Note Holder represents and warrants to Emergent as follows:

(a) It has the requisite corporate or other entity (as applicable) power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by it of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite corporate or other entity (as applicable) action on its part and no other corporate or other entity (as applicable) authorization or proceedings on its part is required therefor. This Agreement has been duly executed and delivered by it, and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) Such Consenting Senior Note Holder (i) is the sole beneficial and record owner of the principal amount of Senior Notes set forth opposite its name on Schedule 2.01(b), having good and marketable title to such Senior Notes, free and clear of any taxes or encumbrances, and (ii) has full power and authority to vote on and consent to matters concerning such Senior Notes (including all matters relating to such Senior Notes as set forth in this Agreement). Other than this Agreement, there are not any contracts, options, warrants or other rights of any kind that entitle any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity (“Person”) to acquire any Senior Notes held by such Consenting Senior Note Holder. At the Transaction Closing, such Consenting Senior Note Holder will convey to PJC or the Investor good and marketable title to such Senior Notes, free and clear of any security interests, liens, adverse claims, taxes or encumbrances.

2.02 Representations and Warranties of Emergent. Emergent represents and warrants to the Consenting Senior Note Holder as follows:

(a) It has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Emergent of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite corporate action and no other corporate authorization or proceedings on the part of Emergent is required therefore, except for the approval of the holders of Emergent’s common stock that is required to adopt, effect and consummate all of the Senior Note Transactions. This Agreement has been duly executed and delivered by Emergent and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Emergent, enforceable against it in accordance with its terms.

(b)    No Default or Event of Default has occurred or is continuing as of the date hereof.

(c) The Liens purported to be created under the Security Documents will be valid and enforceable (with the priority required under the Security Documents).

Article 3

3.01 Reservation of Rights. Nothing contained in this Agreement or any delay by any Senior Note Holder in exercising any rights, powers, privileges and remedies under the Indenture, any other Transaction Document, or applicable law with respect to any Default or Events of Default now existing or hereafter arising under the Indenture or any of the other Transaction Documents shall be construed as a waiver or modification of such rights, powers, privileges and remedies. This Agreement is not, and shall not be deemed to be, a waiver of, or a consent to, any default, noncompliance, Default, Event of Default now existing or hereafter arising under the Indenture or any of the other Transaction Documents.

3.02 Authorizations. Subject to the terms and conditions of this Agreement, from the date of this Agreement until the closing of the Senior Note Transactions contemplated hereby or the earlier termination of this Agreement in accordance with Section 3.03 (the “Pre-Closing Period”), the parties to this Agreement shall, in good faith and in a reasonably timely manner, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby. Each party hereto will execute and deliver all such further instruments, documents and agreements and take all such further action as may be necessary or desirable in order to consummate the transactions contemplated hereby. Each Consenting Senior Note Holder shall notify Emergent in writing of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations, warranties, covenants or agreements of such Consenting Senior Note Holder set forth herein. During the Pre-Closing Period, the Consenting Senior Note Holders retain all rights under the Indenture including in respect of any Default or Event of Default that may occur during such period, and Emergent remains liable for its obligations under the Indenture to the same extent as if this Agreement did not exist.

3.03 Termination. This Agreement will automatically terminate without any notice or other action by any party hereto upon the earliest to occur of (a) the mutual written consent of each Consenting Senior Note Holder and Emergent, (b) the termination of the Master Transaction Agreements, or (c) July 31, 2017; provided, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement and this Section 3.03 and Section 3.04 shall survive any termination of this Agreement. Upon the termination of this Agreement in accordance with this Section 3.03, the Consenting Senior Note Holders shall have no further obligations hereunder and shall retain all rights, powers, privileges and remedies under the Indenture and all other Transaction Documents.

3.04 Release. In order to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters might impair or otherwise adversely affect any of the rights, interests, contracts, collateral security or remedies of the Consenting Senior Note Holders, upon the Closing Date Emergent unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Consenting Senior Note Holders to Emergent, except the obligations to be performed by the Consenting Senior Note Holders as expressly stated in this Agreement and those expressly stated to survive the termination of any Transaction Document, and (B) all claims, offsets, causes of action, suits, counterclaims, or defenses of any kind whatsoever (if any), whether known or unknown, which Emergent might otherwise have against any of the Consenting Senior Note Holders, in either case (A) or (B) on account of any condition, act, omission, event, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the Closing Date or which could thereafter arise as the result of the execution of (or the satisfaction of any condition precedent or subsequent contained in, or the performance of, or compliance with, any covenant or provision of) this Agreement or any of the Transaction Documents.

3.05 Expenses. Except as may otherwise be specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Senior Note Transactions are consummated.

3.06    Miscellaneous.

(a)    Any provision of this Agreement may be (i) waived by the party benefited by the provision, but only in writing, or (ii) amended or modified at any time, but only by a written agreement signed by Emergent and the Consenting Senior Note Holders that, in aggregate, hold a majority of the aggregate principal amount of the outstanding Senior Notes, or, to the extent such amendment, waiver or modification is adverse to the economic interests of the Consenting Senior Note Holders (as determined by the Consenting Senior Note Holders in their reasonable discretion), all of the Consenting Senior Note Holders. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of Emergent or Consenting Senior Note Holders granting such waiver in any other respect or at any other time. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

(b)    This Agreement constitutes the final, exclusive and entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended to and does not confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

(c)    This Agreement shall be governed in all respects by, and construed in accordance with, the laws of the State of New York (without giving effect to its principles of conflicts of laws, to the extent such principles would require or permit the application of the laws of a jurisdiction other than the State of New York). Any claim, action or dispute against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the courts of the State of New York located in the City and County of New York or in the Federal Courts of the United States sitting in the State, County and City of New York. Each of the parties to the Agreement hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such claim, action or dispute; provided that a final judgment in any such claim, action or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably waives and unconditionally agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any objection that it may ever have that the laying of venue of any such claim, action or dispute in any federal or state court located in the above named state or city is improper, (b) any objection that any such claim, action or dispute brought in any of the above named courts has been brought in an inconvenient forum or (c) any claim that it is not personally subject to the jurisdiction of the above named courts.

(d)    Each party hereto hereby knowingly and voluntarily waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that such party hereto would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party hereto understands and has considered the implications of this waiver, (c) each party hereto makes this waiver voluntarily and (d) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 3.06(d).

(e) The Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(f) This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Purported assignments other than in accordance with the terms of this Agreement shall be null and void.

(h)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek and obtain an injunction or injunctions to prevent breaches of this Agreement and a decree or order to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other judgment.

(i)    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(j)    If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[Signature pages follow]

Execution Version

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

EMERGENT CAPITAL

By:_________________________
Name:
Title:

[Signature page to Exchange Participation Agreement]

Execution Version

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

[CONSENTING SENIOR NOTE HOLDER]

By:_________________________
Name:
Title:

[Signature page to Exchange Participation Agreement]